AGREEMENT

This Agreement is made among Cord Blood America, Inc. (CBAI), and its subsidiary, Cord Partners, Inc. (Cord Partners), both Florida corporations with their principal place of place of business at 9000 Sunset Boulevard Suite 400, Los Angeles, California 90069 (hereafter jointly referred to as Cord) and Gecko Media, Inc. (Gecko), a Florida Corporation with its principal place of business at 16017 North Florida Avenue, Suite 113, Lutz, Florida 33549.

RECITALS

Whereas, Cord and Gecko entered into a Development and Maintenance Agreement dated May 1, 2006, pursuant to which Gecko agreed to continue to provide website hosting and maintenance services to Cord’s website (“Maintenance Agreement”) in consideration of $10,000 per month beginning April 1, 2006 for a term of two years, plus a certain amount of stock in Cord Blood America, Inc. the parent company of Cord Partners, Inc.

Whereas, the Maintenance Agreement was preceded by a two-year agreement between the parties pursuant to which Gecko developed Cord’s website according to Cord’s specifications and incorporating Cord’s content, but retained all copyright title and interest to said website (www.cordpartners.com. or “Website”).

Whereas, the directors of Cord desire to terminate the Maintenance Agreement, to obtain all copyright title and interest in Cord’s Website, and to engage Gecko’s website-related services on an ad hoc basis at Gecko’s standard rates.

Whereas, Gecko agrees to terminate the Maintenance Agreement in consideration of Cord’s payment of certain compensation in cash and securities and to assign all rights, title and interest in Cord’s Website to Cord pursuant to the terms hereof.

In consideration of the agreements, representations and warranties contained in this Agreement, the parties agree as follows:

Section 1. Consideration and Assignment

1.1

At the Closing (Section 1.3) Gecko hereby agrees to assign, transfer and sell to Cord its worldwide right, title and interest in Cord’s Website, including source code and any existing documentation, written instructions or graphic or design elements in any media, including Work Product and Custom Programming as defined in the Maintenance Agreement which are necessary or desirable to continue to operate, maintain, improve or make revisions to Cord’s Website from its original version to its current version  and to execute the Copyright Assignment set forth in Exhibit 1.1 hereto.

1.2

At the Closing, Cord will pay to Gecko a total amount of US $ 20,000 (Twenty Thousand Dollars) and receive from Gecko an acknowledgment of receipt of the same.

1.3

The Closing Date shall occur, within 15 days of the date of receipt by Cord of equity, convertible equity, preferred equity, or warrant funding from any sources where the aggregate funding amount in any 90 day period is in excess of $100,000 or upon the sale of Cord or other assets in excess of $100,000.  Cord shall give Gecko Five (5) business days’ prior notice of the Closing Date, which shall take place at Gecko’s office, or at such other  place as the parties may agree.

1.4

Delivery and payment. At the Closing, Cord will deliver to Gecko a check for the total value of $20,000. Gecko will provide Cord with its duly executed assignment of all right, title and interest in Cord’s Website (Exhibit 1.1).

Section 2. Issuance of Cord Shares

2.1

Before February 13, 2007, Cord will issue and transfer to Gecko the total number of 300,000 free trading shares common of CBAI.

2.2

On or before February 13, 2007, Cord will issue and transfer to Gecko an additional number of CBAI free trading common shares corresponding to a total value at the then current trading price of $10,000, plus release the previously approved 100,000 free trading common shares of CBAI currently held at the transfer agent.

2.3

Approval of Agreement.  On or before February 13, 2007, Cord and Gecko will deliver corporate resolutions approving the execution and performance of this Agreement.

Section 3 Deleted

Section 4. Termination of the Maintenance Agreement/Releases

As of the Closing Date, the Maintenance Agreement will terminate and shall have no further effect. Each party hereto waives any rights it may have under the Maintenance Agreement as of such date and releases each party from any claims it may have under said Agreement.

Each party generally releases, acquits and discharges the other parties hereto on behalf of its predecessors-in-interest, successors-in-interest, assigns, heirs, executors, past and present owners, officers, directors, agents, employees, attorneys, related companies, administrators, principals, shareholders, representatives, beneficiaries and any others who may take any interest in the matter herein from all claims, counterclaims, causes of actions, demands, losses or damages of any kind, rights of offset, obligations, debts, damages, sums of money, actions, rights, losses and expenses, obligations and liabilities of any character, nature or kind, whether based in law or in equity, whether based on contract, tort, statutory or other legal or equitable theory of recovery, arising out of or in connection with any errors, omissions, facts, events or matters occurring or existing at any time up to the effective date of this Agreement, including all claims which were asserted and/or could have been asserted by any of the parties.

Section 5. Continuance of Website Maintenance

5.1

Until the Closing and transfer of title of the Website to Cord, Gecko shall grant to Cord a worldwide exclusive license to use, modify, operate and maintain the Website.

5.2

Gecko shall refrain from making any use of the Website for its own benefit or on its own behalf and shall, to the extent requested by Cord provide any services in respect of the Website to Cord and at Gecko’s standard rates as set forth in Exhibit 5.2 hereto.

5.3

Other than Gecko’s standard rates, Cord shall be responsible only for the payment of

a)

the outstanding costs owing to Gecko as of the date of execution of this Agreement; and

b)

certain ancillary costs associated with the maintenance or operation of the Website,

both of which are set forth in Exhibit 5.3 hereto.

Section 6. Nondisclosure and Nonuse of Proprietary Rights.

6.1

Gecko will refrain from disclosing or using in any unauthorized manner any Confidential Information as defined hereinbelow, and refrain from assisting any employee, agent, consultant or other representative of Gecko or third party to make any said use or disclosure thereof.

6.2

“Confidential Information” means any information in any tangible medium which any party hereto has developed, acquired or obtained access to in the course of developing, maintaining or improving Cord’s Website or its business, which any party hereto either knows or has reason to know is considered by Gecko or Cord or any of its directors to be confidential or proprietary as to the Website or either party’s business,  or which either party has kept confidentially or disclosed to the other only in a confidential manner. Confidential Information includes, without limitation, information about the following:

a)

concepts, innovations,  improvements, or ideas or works of authorship reduced to a tangible form written, developed or acquired by either party relating or associated with Cord’s Website;

b)

technical, graphic, or design information, including source code  or any other information related to the development, maintenance or improvement of the Website, including “Work Product” and “Custom Programming” as defined in the Maintenance Agreement;

c)

marketing or business strategies of Cord or its plans, customers, suppliers, partners, competitors and other third parties to which Gecko have or made have had access; and

d)

any information relating to Cord’s financial condition.

6.3

Confidentiality.  The obligations in this Section 6 to refrain from any unauthorized use or disclosure of Confidential Information will continue indefinitely, unless and to the extent that the Confidential Information has been shown to have fallen into the public domain through no fault of Gecko

Section 7. Representations and Warranties

7.1

Gecko represents that it has the legal capacity and authority to assign all worldwide right, title and interest in the Website to Cord.

7.2

To Gecko’s best knowledge,

a)

no copyright applications or registrations have been filed or issued with or by the US Copyright Office in respect of Cord’s Website;

b)

there has been no unauthorized use or disclosure of Confidential Information related to the Website by Gecko, or any party working for or on behalf of them;

c)

the information Gecko will provide to Cord at the time of the copyright assignment will be complete, accurate and reflect the actual current state of the Website, enable Cord to maintain, operate and make changes to the Website, and to register the copyright in the Website in Cord’s name;

d)

the continued operation or maintenance of the Website will not infringe any third party’s copyright or other proprietary rights; and

e)

none of the Confidential Information has fallen into the public domain;

7.3

To the best knowledge of Gecko, none of the warranties made contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements made at the time of the Closing.

Section 8. Representations and Warranties of Cord

8.1

Cord has the legal capacity and authority to issue the free trading and restricted shares of CBAI. to Gecko as provided for in this Agreement and such shares are or will be at the time of transfer to Gecko free and clear of all encumbrances and restrictions.

Section 9. Termination

The nondefaulting party may terminate this Agreement if:

a)

there is a material default in the due and timely performance of any party’s representations, warranties, or covenants under this Agreement, provided that the defaulting party does not cure the claimed default within thirty (30) business days of the date of notice by the nondefaulting party; or

b)

if the parties mutually agree to terminate in writing.

Section 10. Governing Law and Dispute Resolution

10.1

This Agreement will be construed in accordance with, and governed by the laws of the state of Florida, without regard to its conflicts of law principles.

10.2

In the event of any dispute arising out of or relating to this Agreement, the parties agree to try in good faith to settle the dispute by mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Rules before resorting to arbitration. Any controversy or claim arising out of or relating to this Agreement which cannot be settled through negotiation or mediation will be settled by arbitration administered by the AAA in accordance with its Commercial Arbitration Rules before one arbitrator selected in accordance therewith. Unless otherwise agreed by the parties, the mediation or arbitration will be held in the AAA offices in Tampa, Florida.  Judgment on the award rendered by the arbitrator shall be final and may be entered in any court having jurisdiction thereof.

10.3

In any arbitral proceeding or action to enforce an arbitral award, the prevailing party or parties will be entitled to an award of reasonable attorney fees as may be determined by any arbitral tribunal or competent court.

Section 11. General Provisions

11.1

Notices Any notices under this Agreement must be in writing and may be given by any means, including certified mail, courier, Notices will be sent to each one’s respective address as  given on the first page of this Agreement, until otherwise notified of a change, and are effective upon receipt or receipt of confirmation.

11.2

Assignment This Agreement will be binding on and will inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns. No part of this Agreement may be assigned without the prior written consent of the other party.

11.3

Entire Agreement This Agreement, it’s Exhibits, and any documents reasonably necessary to complete the transactions contemplated herein, constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersede all prior and contemporaneous agreements, representations and understandings of the Parties. No amendments thereof will be binding unless executed in writing subsequently to this Agreement by each of the parties or its authorized representative.

11.4

Waiver No provisions of this Agreement may be waived unless in writing and signed by the party whose rights are thereby waived. Waiver of any one provision of this Agreement shall not he deemed to be a waiver of any other provision herein.

11.5

Independent Legal Advice.  The parties, and each of them, hereby acknowledge and represent that they have received independent legal advice from attorneys of their own choosing with respect to the making and execution of this Agreement, and that they have read this Agreement in its entirety and fully understand its contents.  Further, the parties hereto acknowledge that this Agreement is executed voluntarily by each of them, without any duress or undue influence on the part or on behalf of any of them.

11.6

Action to Perform Agreement. The parties, and each of them, hereby represent and warrant that they will do all acts and execute and deliver all documents reasonably necessary to effect all provisions of this Agreement.

11.7

Divisibility The provisions of this Agreement are divisible. If any provision of this Agreement shall be deemed invalid or unenforceable, that finding shall not affect the applicability, validity and/or enforceability of any other provision of this Agreement. Rather, if possible, such invalid or unenforceable provision shall be amended to the extent necessary to render it valid and enforceable.

11.8

Survival. All representations, warranties, and agreements of the Parties will performance of the obligation of the parties hereunder, unless by their own terms such provision expires.

11.9

Counterparts This Agreement may be executed simultaneously in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the authorized representative of Cord and Gecko, has executed this Agreement as of the date indicated below:

Date: February 16, 2007	Cord Blood America, Inc.

Matthew Schissler CEO

Date: February 16, 2007	Gecko Media, Inc.

Aaron Houck CEO